EXHIBIT 5.2

February 24, 2004

Mentor Corporation

201 Mentor Drive

Santa Barbara, California 93111

Re:	Registration Statement of Form S-3

Ladies and Gentlemen:

We are acting as special counsel for Mentor Corporation, a Minnesota corporation (the “Company”), in connection with the shelf registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of $150,000,000 aggregate principal amount of the Company’s 2¾% Convertible Subordinated Notes due January 1, 2024 (the “Notes”), and 5,121,377 shares of common stock of the Company, $0.10 par value per share, initially issuable upon conversion of the Notes (the “Conversion Shares”), pursuant to the registration statement on Form S-3 filed on February 24, 2004 with the Securities and Exchange Commission (such registration statement, as it may be amended from time to time, is referred to herein as the “Registration Statement”).

The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company (the “Selling Securityholders”). The Notes were issued pursuant to an Indenture, dated as of December 22, 2003, between the Company and U.S. Bank National Association, as trustee (the “Indenture”), which Indenture has been incorporated by reference as an exhibit in the Registration Statement.

We have examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

1.	The Notes have been duly authorized, validly executed and delivered by the Company.

2.	The Conversion Shares have been duly authorized and, when issued upon conversion in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the qualification that we express no opinion as to: (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences; (ii) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights; (iii) rights to indemnification, contribution or exculpation to the extent that (A) they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or (B) such provisions are contrary to public policy; (iv) rights to collection or liquidated damages or penalties on overdue or defaulted obligations; (v) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law, (vi) the enforceability of the Notes, or (vii) the compliance with rules or regulations under state or federal law concerning the issuance of securities.

We are members of the bar of the State of Minnesota. We do not purport to be experts in, and do not express any opinion on, any laws other than the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein. In giving such consent we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/    Gray, Plant, Mooty, Mooty & Bennett, P.A.